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Nauta Dutilh                                                         Exhibit 5.1


Postbus 1110                                         1
3000 BC  Rotterdam                                   19 November 2001, Rotterdam
Weena 750
3014 DA  Rotterdam
T   +31 10 224 00 00
F   +31 10 414 84 44
                                                     Core Laboratories
Chris A. Fonteijn                                    6316 Windfern Road,
T   +31 10 2 24 03 70                                Houston, Texas 77040 USA
F   +31 10 2 24 06 38
Chris.fonteijn@nautadutilh.com


     Dear Sirs,


     Core Laboratories N.V.
     ----------------------

     We have acted as legal counsel in the Netherlands to Core Laboratories N.V., a public company with limited liability incorporated in the Netherlands ("the Company"), in connection with:

     (i) the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission ("the Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 500,000 Common Shares in the capital of the Company ("Common Shares"), each such shares with a par value of NLG 0.03, issuable pursuant to an increase of the available number of Common Shares under the Core Laboratories N.V. 1995 Nonemployee Director Stock Option Plan (the "Nonemployee Director Stock Option Plan"), and

     (ii) the registration statement on Form S-8 to be filed by the Company with the Commission in connection with the registration under the Securities Act of 2,500,000 Common Shares, each such shares with a par value of NLG 0.03, issuable pursuant to an increase of the available number of Common Shares under the Core Laboratories N.V. 1995 Long-Term Incentive Plan (the "Long-term Incentive-Plan").

     (the registration statements mentioned under (i) and (ii) above being hereinafter collectively referred to as "Registration Statements")

     Capitalized terms used but not defined herein shall have the same meanings as in the Registration Statements.

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     For the purposes of this opinion, we have examined and relied only on the following documents:

(a) copies of the Registration Statements, undated but sent to us by email on 13 November 2001 with references: "October 2001 S-8 Employee Plan.DOC" and "October 2001 S-8 Director Plan.DOC";

(b) an extract relating to the Company, dated 14 November 2001 from the Commercial Register of the Chamber of Commerce and Industry for Amsterdam;

(c) a photocopy of the deed of incorporation of the Company as a private company with limited liability under Netherlands law (besloten vennootschap met beperkte aansprakelijkheid) under the name of Core Holdings B.V. with its corporate seat at Amsterdam, the Netherlands, dated 8 August 1994, incorporating the articles of association (statuten) of the Company;

(d) a photocopy of a notarial deed dated 31 August 1995, providing for the conversion of the Company (following such conversion known as Core Laboratories N.V.) into a public company with limited liability (naamloze vennootschap);

(e) a photocopy of a notarial deed dated 2 July 1998 embodying the most recent articles of association of the Company;

(f) faxed copy of the Nonemployee Director Stock Option Plan and the first and second amendment thereto;

(g)  faxed copy of the Long-Term Incentive Plan and the first amendment thereto;

(h) minutes of the meeting of the compensation committee of the Board of Supervisory Directors of the Company, held on 24 February 2000, sent to us by email on 14 November 2001, in which the committee decided to recommend to the Supervisory Board for approval by the shareholders of the Company at the next annual meeting, an increase in authorized shares under the Nonemployee Directors Options Program by 500,000 shares and under the Long-Term Incentive Plan by 2,500,000 shares;

(i) minutes of the meeting of the Board of Supervisory Directors of the Company, held on 24 February 2000, sent to us by email on 14 November 2001 in which the Supervisory Board approved the recommendation of the compensation committee mentioned under (h);
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(j)  minutes of the annual General Meeting of Shareholders of the Company, held on 25 May 2000, approving the increase in authorized shares under the Long-Term Incentive Plan and the Nonemployee Director Stock Option Plan, as mentioned under (h);


     The documents referred to in (a) through (j) above are hereinafter collectively referred to as: the "Documents".

     In connection with such examination and in giving this opinion, we have assumed:

(i) the genuineness of all signatures to all Documents, the completeness and the conformity to the original documents of all Documents submitted to us as faxed copies or photocopies and the authenticity of such original documents;

(ii) the accuracy, validity and binding effect of the Documents and the matters certified or evidenced thereby at the date hereof and any other relevant date;

(iii) that the resolutions referred to in item (h) (i) and (j) above are in full force and effect and are adopted without any change;

(iv) that the Company has not been dissolved (ontbonden), granted (preliminary) suspension of Payments ((voorlopige) surseance van betaling verleend) or declared bankrupt (failliet verklaard); it being hereby stated that our inquiries made today with the Commercial Register of the Chamber of Commerce and Industry of Amsterdam, the Netherlands and the Bankruptcy Clerk's office (Faillissementsgriffie) of the District Court of Amsterdam, the Netherlands, have not revealed any information that any such event has occurred, it being understood, however, that this is not conclusive evidence that no such event has occurred.

     This opinion shall be governed by and construed in accordance with Netherlands law and is given only with respect to Netherlands law in effect on the date of this opinion. We have not investigated the laws of any jurisdiction other than the Netherlands, any matters of fact, tax law, anti-trust law or international law, including, without limitation, the law of the European Community.



     Based on and subject to the foregoing, and subject to the qualifications set forth below, we express the following opinions:
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1.   The shares in the capital of the Company to be issued by the Company pursuant to the Long-term Incentive-Plan and the Nonemployee Director Stock Option Plan, as reflected in the Registration Statements, when issued by the Company will be duly authorized and validly issued, provided that upon the actual issuance, the shares will be issued and paid up in compliance with Netherlands law.

2. Holders of common shares are subject - with exception of the possibility of piercing the corporate veil - to no further personal liability than payment of the nominal value of the (common) shares owned by a shareholder.

The opinions expressed above are subject to the following qualifications:

A) This opinion is limited by any applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors in general, statutory provisions with regard to fraudulent preference and to limitations, rules of force majeure, reasonableness and fairness (redelijkheid en billijkheid), set-off, and rules of imprevision, prescription and other defences offered by law to obligors generally.

B) Article 3:45 of the Netherlands Civil Code provides that where a debtor who enters into a transaction without being legally obliged to do so, knew or should have known that the possibilities for one or more of its creditors to seek recourse against its assets would be negatively affected thereby, any creditor whose possibilities to recover his claim have been prejudiced has the right to nullify such transaction if certain conditions are met (Actio Pauliana). Pursuant to certain provisions of the Netherlands Bankruptcy Act (Faillissementswet) a trustee in bankruptcy can exercise the right of nullification on behalf of the bankrupt estate in similar situations.

C) In accordance with Article 47 of the Netherlands Bankruptcy Act, the performance of a due obligation may be nullified if the recipient of the performance knew that a petition for the bankruptcy of the debtor had been filed or if the performance resulted from consultation between the debtor and the creditor preferring the creditor over other creditors of the debtor.

D) In this opinion Netherlands legal concepts are mainly expressed in English terms and not in their original Netherlands terms. The concepts concerned may not be identical to the concepts described by the same English terms or as they may exist under the laws of other jurisdictions, therefore, this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Netherlands law and be brought before a Netherlands court.


     We consent to the inclusion of this opinion as an exhibit to each of the Registration Statements. We further consent to all references to us in the Registration Statements, any related prospectus and any amendments or supplements thereto.


     Yours sincerely,


     NAUTADUTILH
     Chris A. Fonteijn
     advocate